Exhibit 99.1

[CellStar LOGO]

FOR IMMEDIATE RELEASE

2005-15

CELLSTAR ANNOUNCES NASDAQ NOTIFICATION OF ADDITIONAL DELINQUENCY

CARROLLTON, TEXAS --April 22, 2005-- CellStar Corporation (NASDAQ:CLSTE) today announced that on April 19, 2005, the Company received a Notification of Additional Delinquency from The Nasdaq Stock Market indicating that the Company's inability to timely file its quarterly report on Form 10-Q for the quarter ended February 28, 2005, by its extended filing date of April 18, 2005, violates The Nasdaq Stock Market's continued listing requirement set forth in Marketplace Rule 4310(c)(14). As previously announced, the Company is subject to delisting from Nasdaq due to its inability to file its Annual Report on Form 10-K for the fiscal year ended November 30, 2005. The Company has delayed the filing of Form 10-K and Form 10-Q while it resolves issues related to accounts receivable and revenues in its Asia-Pacific Region.

The Company requested a hearing before a Nasdaq Listing Qualifications Panel to request continued listing on Nasdaq until the Company timely files its periodic reports as required by Nasdaq Marketplace Rules. The hearing occurred on April 7, 2005. The Panel requested that the Company provide additional information, which will be delivered to the Panel on April 22, 2005. The Company can provide no assurance that the panel will grant its request for continued listing.

About CellStar Corporation

CellStar Corporation is a leading global provider of value added logistics and distribution services to the wireless communications industry, with operations in the North American, Latin American and Asia-Pacific Regions. CellStar facilitates the effective and efficient distribution of handsets, related accessories and other wireless products from leading manufacturers to network operators, agents, resellers, dealers and retailers. CellStar also provides activation services in some of its markets that generate new subscribers for its wireless carriers. For the year ended November 30, 2003, the Company reported revenues of $1.8 billion. Additional information about CellStar may be found on its website at www.cellstar.com.

This news release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. A variety of risk factors, including the Company's ability to implement its business strategies, to maintain its channels of distribution, continue to secure an adequate supply of competitive products on a timely basis and on commercially reasonable terms, improve its operating margins, secure adequate financial resources, maintain an adequate system of internal control, comply with debt covenants, and continually turn its inventories and accounts receivable, as well as changes in foreign laws, regulations and tariffs, new technologies, system implementation difficulties, competition, handset shortages or overages, terrorist acts, a decline in consumer confidence and continued economic weakness in the U.S. and other countries in which the Company does business and other risk factors, are discussed in the Company's Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. Any one, or a combination of these risk factors could cause CellStar's actual results to vary materially from anticipated results or other expectations expressed in the Company's forward-looking statements.

Contact: Sherrian Gunn -- 972-466-5031

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